EXHIBIT 4.1

WASHINGTON COMMERCIAL BANCORP
STOCK OPTION AND STOCK GRANT PLAN
OCTOBER 19, 1993

PURPOSE.
a. Amendment and Restatement.

     The purpose of this WASHINGTON COMMERCIAL BANCORP Stock Option and Stock Grant Plan (the "Plan") is to amend and restate the provisions of the WASHINGTON COMMERCIAL BANCORP Incentive Stock Option Plan dated April 21, 1989, and approved by the shareholders April 20, 1989, (the "1989 Plan") to conform the Plan to current law and administrative practice, and ratify actions taken under the 1989 Plan. It is specifically intended that the Plan not either (i) adversely affect any option or stock grant made under the 1989 Plan as to qualification under Internal Revenue Code ("Code") Section 422 or any other beneficial status under the tax laws, or (ii) constitute a modification of the 1989 Plan requiring shareholder approval for options granted under the Plan to qualify as Incentive Stock Options under Code Section 422. This Plan shall be interpreted consistent with this express intent.

b. Plan

     The purpose of the Plan is to encourage the long-term success of WASHINGTON COMMERCIAL BANCORP (the "Company") and its subsidiaries by: (1) providing a means through which the Company can attract, motivate, and retain directors, officers and other key employees who can contribute materially to that success; and (2) encouraging stock . ownership by these directors and employees so that they have a proprietary interest in the Company's growth and success. These goals shall be achieved under the Plan by the grant of stock-based awards, consisting of "Incentive Stock Options" ("ISOs"), "Nonqualified Stock Options" ("NQSOs"), "Nonqualified Stock Grants" ("NQGs"), or a combination thereof, (collectively referred to as "Awards"). Awards shall be granted to designated directors and employees under the provisions that comprise the Plan, which consist of the "Stock Option Plan" (including the ISO and NQSO Plans) and the "Nonqualified Stock Grant Plan".

2. ADMINISTRATION

     The Plan shall be administered by an Awards Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall at all times consist of at least three members of the Board. The members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board. The Board may, by failing to appoint a Committee, administer the Plan as a committee of the whole, except, however, no member of the Board shall act as a member of such Committee with respect to the granting of any Awards to such Board member. All members of the Committee shall be "disinterested persons," within the meaning of Regulation 240.16b -3(d)(3) under the Securities Exchange Act of 1934. A majority of the Committee members shall constitute a quorum. Any action approved by a majority of the Committee members who are present during a meeting in which a quorum is present, or any action approved in writing by all the Committee members, shall be considered actions approved by the Committee. Subject to the provisions of the Plan described in the following, the Committee may adopt such rules and regulations pertaining to the administration of the Plan as it deems proper and necessary. The committee shall interpret, construe and implement the provisions of the Plan. All determinations of the Committee shall be final and conclusive.

3. STOCK SUBJECT TO AWARDS

     The shares of stock which may be made subject to Awards under the Plan shall be shares of the Company's Common Stock, no par value ("Stock"). Awards made under the Plan may cover an aggregate of 10% of the outstanding shares of the Company determined as of the date of adoption of the 1989 Plan (subject to adjustment as provided in Section 9), which may be either authorized and unissued shares or Stock reacquired by the Company and held in treasury. If an Award is cancelled or expires for any reason without having been exercised or matured in full, all shares of Stock covered by such cancelled or expired portion of the Award shall be made available for future Awards.

4. ELIGIBILITY

     Directors, officers (including officers who are also directors) and other key employees of the Company and/or its subsidiaries, as may be selected from time to time by the committee, may be granted Awards pursuant to the Plan. No Awards may be granted to any individual who has not served as an employee or director of the Company and/or its subsidiaries for one calendar year, and ISOs may be granted only to employees. In general, Awards will be made to those individuals who, in the Committee's judgment, are (or will be) contributors to the long-term success of the Company and/or its subsidiaries ("Participants"). However, Awards shall not be granted to any member of the Committee nor to any individual who is not, at the time of the Award, an employee or director of the Company and/or its subsidiaries. The Committee may grant additional Awards to eligible Participants who have previously received Awards under the Plan.

4. STOCK OPTION PLAN

     Under the Stock Option Pian, options ("Options") to purchase one or more shares of Stock may be awarded to Participants. Options meeting the requirements of Code Section 422 shall constitute ISOs and shall be referred to as issued under the "ISO Plan," and options not meeting such requirements shall constitute NQSOs and shall be referred to as issued under the "NQSO Plan." Each Option shall be evidenced by a Stock Option Agreement ("Option Agreement") between the Company and the Participant. Option Agreements shall be in such form or forms as the Committee shall prescribe from time to time, and need not be identical to each other. All Option Agreements shall specify (i) the date the Option is granted, (ii) the option price, (iii) the Expiration Date (as defined below), (iv) the date the Options are exercisable, and (v) that the Options are subject to the terms and conditions of this Plan. Further, Option Agreements shall comply with and be subject to the following terms and conditions:

a. Option Price

     The option price per share of Stock subject to an Option shall be set by the Committee and shall in no instance be less than the actual fair market value of the Stock on the date of award, as determined in good faith by the Committee. For ISOs awarded to any otherwise eligible employee or director who, at the time the ISO is awarded, owns Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the company (a "10 percent Shareholder"), the option price per share shall not be less than 110 percent of fair market value of the Stock on the date of award.

b. Annual Limitation on Exercise of ISOs

     The aggregate fair market value of shares of Stock (determined as of the date an ISO is awarded) which may become exercisable for the first time by a Participant pursuant to an ISO (whether under the ISO Plan or under any other plan of the Company, or of any subsidiary corporation of the Company within the meaning of Code Sections 425(e) and (f)
(an "Affiliate")) in any calendar year shall not exceed the sum of one hundred thousand dollars ($100,000).

c. Director Options

     Pursuant to the 1989 Plan, during calendar years 1989 and 1990 directors of the Company were awarded Options for 100 shares each subject to the other applicable provisions of this Plan. Such Options were granted in lieu of cash payments to directors for their service.

d. Duration of Options

     No Option shall be exercisable after the expiration date ("Expiration Date") specified by the Committee at the time the Option is awarded. The Expiration Date of each ISO shall not be later than the tenth anniversary (or, for any ISO awarded to a 10 percent shareholder, the fifth anniversary) of the date of awarding such ISO, but may be any earlier date established by the Committee. The Expiration Date of each Option shall be set forth in the Option Agreement.

e. Date Options Exercisable

     Except as provided in Section 7, Options shall be exercisable only while the Participant is an employee or director of the Company or an Affiliate of the Company. Subject to such restriction, and except for such additional restrictions as may be imposed by the Committee, any Option awarded under the Option Plan shall be exercisable, in full or in part, at any time on or after the first anniversary of the date of award of the Option per the following schedule:

Incremental			Cumulative
Vesting			Vesting
10%	1	year from date of Award	10%
20%	2	years from date of Award	30%
30%	3	years from date of Award	60%
40%	4	years from date of Award	100%

     The Committee may provide at the time of awarding an Option that the Option shall not become exercisable, in whole or in part, for such additional period or periods of time as the Committee shall provide. Such additional restrictions shall be set forth in the Option Agreement. The Committee may at any time accelerate the date on which outstanding Options become exercisable.

f. Method of Exercise

     A Participant holding an exercisable Option may exercise it in accordance with its terms, by delivering to the Secretary of the Company at its executive offices written notice specifying the number of shares with respect to which the Option is being exercised, together with payment in full of the option price of such shares. Such payment shall) be made in cash or by certified check or bank draft to the order of the Company.

g. Other Conditions

     The Committee may also make the award of an Option subject to any other conditions, including conditions which, in the opinion of the Committee, should be imposed in order for an ISO to comply with the requirements of the Code (including Section 422) and any applicable Treasury Regulations and Revenue Rulings.

5. NONQUALIFIED STOCK GRANT PLAN

     Under the NQG Plan, one or more NQGs may be awarded to Participants. Each NQG so awarded shall be evidenced by a Nonqualified Stock Grant Agreement (the "NQG Agreement") between the Company and the Participant. NQG Agreements shall be in such form or forms as the Committee shall prescribe from time to time, and need not be identical to each other. However, all NQG Agreements shall be subject to the following terms and conditions:

a. Maturity or Delivery of Shares Pursuant to NQGs

     Stock shall be delivered to a Participant pursuant to an outstanding NQG only as long as the Participant is an employee or director of the Company or an Affiliate of the Company. Subject to such restriction, and except for such additional restrictions as may be imposed by the Committee and set forth in the NQG Agreement, Stock awarded pursuant to an NQG shall be delivered to the Participant on anniversaries of the date of award of the NQG as determined by the Committee. The Committee may at any time accelerate the delivery of Stock pursuant to an outstanding NQG.

6.	TERMINATION OF EMPLOYMENT

	a.	NQGs

        Any outstanding NQG shall immediately expire, and no further Stock shall be delivered pursuant to the NQG, at the time of the Participant's termination of employment or other service with the Company or an Affiliate of the Company ("Termination," as further defined below), regardless of the reason, including death, for such Termination.

b. Options

        Any outstanding Option may be exercised after a Participant's Termination only to the extent that the Option was exercisable immediately prior to Termination pursuant to the Option Agreement, and then only in accordance with the following:

(1) General

         In the event of a Participant's Termination other than upon (i) Disability, Regular Retirement or Death (as provided in paragraphs (2), (3) and (4) of this Section 7.b), or (ii) with the written consent and agreement of the Company to treat termination as Regular

Retirement under Section 7.c below, any Option held by the Participant and any right thereunder shall terminate and expire three (3) months after the date of Termination.

(2) Disability

     In the event of a Participant's Termination on account of disability as defined in Code Section 106(d)(4) ("Disability"), any unexercised Option, to the extent that such Option was exercisable on the date of Termination, shall remain exercisable according to its terms until the earlier of: (i) six months after the date of Termination; or (ii) the Expiration Date of the Option.

(3) Regular Retirement

     In the event of a Participant's Termination voluntarily pursuant to "Regular Retirement" (defined as retirement pursuant to the terms of any pension, employee benefit or retirement plan maintained by the Company in which the Participant participates, or Board policy), any Option exercisable immediately prior to the date of Regular Retirement shall remain exercisable according to its terms until the earlier of: (i) six months following Termination (or three (3) months in the case of an ISO); or (ii) the Expiration Date of the Option.

(4) Death

     In the event of the death of a Participant while he or she is employed by or serving as a director of the Company or an Affiliate of the Company or during any period after Termination during which an Option remains exercisable pursuant to the provisions of paragraphs (2.) or (3) of this Section 7.b, any Option, to the extent exercisable on the date of the Participant's death, shall remain exercisable according to its terms by the Participant's estate, personal representative, heir or beneficiary until the earlier of (i) six months after the date of the Participant's death, or (ii) the Expiration Date of the Option.

c. Termination Date and Effect of Termination

     The Committee shall determine in each case the effective date of a Participant's Termination or Regular Retirement ("date of Termination" or "date of Regular Retirement," respectively). The Committee shall also determine whether a leave of absence, for military service or otherwise, shall constitute a Termination. With respect to NQSOs only, the Committee in its discretion may elect to treat a Participant's retirement or other Termination prior to Regular Retirement as Regular Retirement for purposes of this Plan, and may also, in its discretion, extend the six month period during which an NQSO remains exercisable after the date of Regular Retirement to such longer period as the Committee shall determine, which longer period shall in no event end later than the expiration date set forth in the applicable NQSO Agreement

7. NONTRANSFERABILITY

     No Award made under this Plan shall be assignable or transferable except, in the case of an Option, by will or by the laws of descent and distribution. During a Participant's lifetime, an ISO shall be exercisable only by the Participant (or the Participant's guardian or legal representative).

8. ADJUSTMENTS

     Appropriate adjustments in the number of shares of Stock subject to Awards and in option price per share will be made by the Committee to give effect to changes made in the number of outstanding shares of Stock resulting from any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change.

9.	MERGERS, CONSOLIDATIONS

a. Options

             In the event that the Board approves a proposal for a merger or consolidation in which the Company is not the resulting or surviving corporation but becomes a subsidiary of another corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation), or for transfer of all or substantially all of the assets of the Company ("Transaction"), the Committee shall notify in writing each Participant holding an Option of the proposed Transaction (the "Proposal Notice"). Such Proposal Notice shall be sent to Participants at least 30 days prior to the effective date of the proposed Transaction (as determined by the Committee) and shall advise the Participant that he or she has the right to exercise any theretofore unexercised Option awarded to the Participant, including those, if any which, pursuant to the terms of the Plan or the relevant Option Agreement, have not then otherwise become exercisable.

             Each Participant, by written notice to the Company, may exercise such Option and, in so exercising, may condition such exercise upon, and provide that such exercise shall become effective immediately prior to, the consummation of the Transaction, in which event such Participant need not make payment for the Stock to be purchased until five days after written notice by the Company to the Participant that the Transaction has been consummated (the "Transaction Notice"), if the Transaction is consummated, each Option, to the extent not previously exercised prior to the consummation of the Transaction, shall terminate and cease being exercisable as of the effective date of the Transaction unless by the terms of the Agreement for the Transaction, the surviving corporation or in the event that the Company is the surviving corporation but becomes the subsidiary of another corporation, its parent agrees to assume all of the obligations of the Company under this Plan, in which event such Participant may at his option exercise the Option at any time up to and including the date upon which the Option would have expired had the Transaction not occurred.

             If the Transaction is abandoned, then (i) any Option not exercised shall continue to be exercisable to the extent that such Option was exercisable prior to the date of the Proposal Notice, and in accordance with the other provisions of the Plan and the relevant Option Agreement, and (ii) to the extent that any Option not exercised prior to such abandonment shall become exercisable solely by operation of this Section 10, such exercisability shall be deemed null, and the exercisability provisions set forth in the Plan and the relevant Option Agreement shall be reinstated as of the date of such abandonment.

b. NQGs

             Stock subject to any NQG Agreement in effect immediately prior to the Transaction shall in all respects be subject to the provisions of such Transaction.

10.	MISCELLANEOUS
a. Effective Date and Duration

            The 1989 Plan became effective on the date of approval by the Shareholders, and this Plan, as it amends and restates the 1989 Plan, shall become effective on the date of approval by the Board or such later date as is specified by the Board. The Plan shall terminate on, and no Awards shall be made after, the tenth anniversary of the effective date of the 1989 Plan. The provisions of the Plan, however, shall continue to govern all Awards made before is termination until the exercise, expiration, or cancellation of such Awards.

b. Amendment and Termination

            The Board at any time may terminate or amend the Plan from time to time in such respect as it deems desirable; provided that, without the further approval of the holders of a majority of the outstanding Common Stock, no amendment shall (except for adjustments pursuant to Section 9): (a) increase the maximum number of shares of Stock which may be made the subject of Awards under the Plan; (b) decrease the option price for ISOs; or (c) materially change the eligibility provisions hereof; and provided further that no termination of or amendment of the Plan shall adversely affect the rights of a Participant holding an Award made before such termination or amendment without the consent of such Participant.

c. Issuance of Shares - Restrictions

         Subject to the conditions and restrictions provided in this paragraph c of Section 11, the Company shall, as soon as practicable after an Option has been exercised in whole or in part, or an NQG has matured so that shares of Stock are deliverable to the Participant pursuant to the relevant NQG Agreement, deliver to the Participant the appropriate number of shares of Stock. The Company may restrict the transfer of any Stock issued hereunder as the Company may deem appropriate to comply with the terms of any federal or state laws or regulations thereunder, and may endorse any certificates representing such Stock with a legend giving notice of such restrictions on transfer.

d. Rights as Shareholder and Employee

         No participant holding an Award shall have any right as a shareholder of the Company with respect to any Stock, including the right to vote the Stock, prior to the date of issuance to him or her of the certificate for such stock. Neither Plan nor any Award made under the Plan shall confer upon a Participant any right to continue in the employment of the Company.

e. Construction

         The Plan and the Option and NQG Agreements issued thereunder shall be interpreted and administered under the laws of the State of Washington.

f. Ratification of 1989 Plan and Awards

         Approval of this Plan constitutes ratification of the 1989 Plan and all actions taken thereunder, including the granting of all Awards.

     Approved this 19th day of October, 1993, by the Board of Directors of
WASHINGTON COMMERCIAL BANCORP.

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Keith L. Galpin, Chairman	Jeffrey R. Hill, Secretary to the Board